Exhibit 99.2

FOR IMMEDIATE RELEASE

For further information:

Gil Borok Chief Financial Officer 310.405.8909	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

BRANDON BOZE JOINS CBRE GROUP, INC. BOARD OF DIRECTORS

Los Angeles, CA – December 26, 2012 — CBRE Group, Inc. (NYSE:CBG) today announced that Brandon B. Boze has joined its Board of Directors. Mr. Boze is a Partner at ValueAct Capital, an investment fund with approximately $9 billion of assets under management.

ValueAct Capital is CBRE’s largest shareholder with ownership of approximately 32 million shares (9.7% of the total outstanding) as of December 21, 2012.

“ValueAct’s substantial investment in our firm is a major vote of confidence in our people and strategy,” said Robert Sulentic, CBRE’s president and chief executive officer. “We welcome Brandon to our Board and look forward to his contributions toward the continued growth of our business.”

“I am excited to join the Board of the world’s leading commercial real estate services firm and working closely with management and other directors to help continue CBRE’s impressive growth,” Mr. Boze said.

Prior to joining ValueAct Capital in 2005, Mr. Boze worked in investment banking for Lehman Brothers. He is a former Director of Valeant Pharmaceuticals International. He has a bachelor of engineering degree from Vanderbilt University and is a CFA charterholder.

Mr. Boze’s appointment brings the CBRE Group Board to a total of 12 members, including ten independent, non-employee Directors: Richard C. Blum, Chairman; Curtis F. Feeny; Bradford M. Freeman; Michael Kantor; Frederic V. Malek; Jane J. Su; Laura D. Tyson; Gary L. Wilson, Ray Wirta, and Mr. Boze. The entire Board, including Mr. Boze, will stand for election at the Company’s next annual shareholders meeting in May 2013.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2011 revenue). The Company has approximately 34,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.